Exhibit 10.26











                      -------------------------------------


              DATA PROCESSING AND INFORMATION TECHNOLOGY AGREEMENT

                                     BETWEEN

                              ROADWAY EXPRESS, INC.

                                       AND

                       AFFILIATED COMPUTER SERVICES, INC.

                      -------------------------------------















                               September 11, 1998

                              Roadway Express, Inc
                              --------------------

                       Affiliated Computer Services, Inc.
                       ----------------------------------


              DATA PROCESSING AND INFORMATION TECHNOLOGY AGREEMENT
              ----------------------------------------------------

                                Table of Contents
                                -----------------

                                                                                                               Page
                                                                                                               ----
RECITALS                                                                                                          4
--------
GENERAL TERMS AND CONDITIONS                                                                                      5
----------------------------
   SECTION 1.  DEFINITIONS                                                                                        5
               -----------
     1.1     Certain Defined Terms                                                                                5
             ---------------------
     1.2     Other Definitions                                                                                    7
             -----------------
   SECTION 2.  SERVICES                                                                                           7
               --------
     2.1     Services                                                                                             7
             --------
     2.2     Service Levels                                                                                       7
             --------------
     2.3     Additional Services                                                                                  7
             -------------------
     2.4     Service Levels and Service Level Agreements                                                          7
             -------------------------------------------
     2.5     Service Level Reports.                                                                               8
             ---------------------
     2.6                                                                                                          8
     2.7     Measurement and Monitoring Tools                                                                     8
             --------------------------------
     2.8     Continuous Improvement and Best Practices                                                            8
             -----------------------------------------
     2.9     Subcontractors                                                                                       9
             --------------
     2.10    Software                                                                                             9
             --------
     2.11    Equipment                                                                                            9
             ---------
     2.12    Procedures Manual                                                                                   10
             -----------------
     2.13    Draft Procedures Manual                                                                             10
             -----------------------
     2.14    Key ACS Personnel                                                                                   11
             -----------------
     2.15    Qualifications                                                                                      11
             --------------
     2.16    ROADWAY FACILITIES(a) OFFICE AND DATA ROOM SPACE.(i) Throughout the Term, Roadway shall make available to ACS adequate space in Roadway's headquarters facility to permit ACS personnel to perform the Services in accordance with this Agreement (such space as it may exist from
             time to time being referred to as the                                                               14
     2.17    Viruses                                                                                             14
             -------
     2.18    Access to Facility                                                                                  14
             ------------------
     2.19                                                                                                        14
     2.20                                                                                                        15
     2.21    Annual Performance Review; Benchmarking                                                             15
             ---------------------------------------
     2.22    Reports                                                                                             15
             -------
     2.23    Meetings                                                                                            15
             --------
     2.24    Quality Assurance                                                                                   15
             -----------------
     2.25    Productivity and Management Tools                                                                   16
             ---------------------------------
     2.26    Planning Retreat.                                                                                   16
             -----------------
   SECTION 3.  TERM OF AGREEMENT                                                                                 16
               -----------------
   SECTION 4.  SECURITY OF INFORMATION; CONFIDENTIALITY                                                          16
               ----------------------------------------
   4.1       Ownership of Data                                                                                   16
             -----------------
   4.2       Confidential Information                                                                            16
             ------------------------
   4.3       Non-Disclosure and Non-Use; Exceptions and Exclusions                                               17
             -----------------------------------------------------
   4.4       Burden of Proof                                                                                     17
             ---------------
   4.5       Security                                                                                            17
             --------
   SECTION 5.  CERTAIN ADDITIONAL RESPONSIBILITIES                                                               18
               -----------------------------------
     5.1     General                                                                                             18
             -------
     5.2     Roadway-Provided Software.                                                                          18
             -------------------------
   SECTION 6.  CHARGES                                                                                           18
               -------
     6.1     Prices                                                                                              18
             ------
     6.2     Price Adjustments                                                                                   19
             -----------------


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


     6.3     Termination Charges                                                                                 19
             -------------------
     6.4     Pass-Through Costs                                                                                  19
             ------------------
     6.5     Payment                                                                                             19
             -------
     6.6     Continued Performance                                                                               19
             ---------------------
     6.7     Renegotiation                                                                                       19
             -------------
   SECTION 7.  TAXES                                                                                             20
               -----
     7.1     Roadway Responsibility                                                                              20
             ----------------------
     7.2     Payment                                                                                             20
             -------
   SECTION 8.  TERMINATION                                                                                       20
               -----------
     8.1     At Roadway's Election                                                                               20
             ---------------------
     8.2     Upon Material Breach                                                                                20
             --------------------
     8.3     Termination Assistance and Services                                                                 20
             -----------------------------------
     8.4     Return of Materials                                                                                 20
             -------------------
     8.5     Personnel Matters on Termination                                                                    21
             --------------------------------
     8.6     Software Matters on Termination                                                                     21
             -------------------------------
     8.7     Equipment Matters on Termination                                                                    21
             --------------------------------
   SECTION 9.  WARRANTIES, REMEDIES AND INDEMNITIES                                                              21
               ------------------------------------
     9.1     Service Warranty                                                                                    21
             ----------------
     9.2     Remedies                                                                                            21
             --------
     9.3     Cross-Indemnity for Personal Injury and Property Damage                                             22
             -------------------------------------------------------
     9.4     Notice and Defense                                                                                  22
             ------------------
     9.5     Year 2000 Warranty                                                                                  22
             ------------------
   SECTION 10.  LIMITATION OF LIABILITIES AND REMEDIES                                                           23
                --------------------------------------
     10.2    Limitations of Liability                                                                            23
             ------------------------
     10.3    Force Majeure                                                                                       24
             -------------
   SECTION 11.  ERRORS AND OMISSIONS                                                                             24
                --------------------
   SECTION 12.  TITLE TO PROPERTY                                                                                24
                -----------------
   SECTION 13.  RISK OF LOSS, INSURANCE ON EQUIPMENT                                                             24
                ------------------------------------
     13.1    Roadway Risk of Loss.                                                                               24
             --------------------
     13.2    ACS Risk of Loss.                                                                                   25
             ----------------
   SECTION 14.  DISPOSITION OF DATA                                                                              25
                -------------------
   SECTION 15.  GOVERNANCE, DISPUTE RESOLUTION AND                                                               25
                ----------------------------------
     15.1    Operational Committee                                                                               25
             ---------------------
     15.2    Executive Committee; Disputes                                                                       26
             -----------------------------
     15.3    Formal Dispute Resolution                                                                           26
             -------------------------
   SECTION 16.  CERTAIN OBLIGATIONS REGARDING THIRD-PARTY SOFTWARE                                               27
                --------------------------------------------------
     16.1     Roadway Obligations                                                                                27
              -------------------
     16.2     ACS Obligations                                                                                    27
              ---------------
   SECTION 17.  GENERAL                                                                                          28
                -------
     17.1     Amendment; Waiver; Remedies                                                                        28
              ---------------------------
     17.2     Assignment; Binding Effect                                                                         28
              --------------------------
     17.3    Jurisdiction                                                                                        28
             ------------
     17.4    Conflicts                                                                                           28
             ---------
     17.5    Integration; Complete Document                                                                      28
             ------------------------------
     17.6    Notices                                                                                             28
             -------
     17.7    Audit Rights                                                                                        29
             ------------
     17.8    Employees                                                                                           29
             ---------
     17.9    Severability                                                                                        29
             ------------
     17.10   Further Assurances                                                                                  29
             ------------------
     17.11   Survival                                                                                            29
             --------
     17.12   Consent                                                                                             30
             -------
     17.13   Counterparts                                                                                        30
             ------------

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                              Roadway Express, Inc.
                              ---------------------

                       Affiliated Computer Services, Inc.
                       ----------------------------------


              DATA PROCESSING AND INFORMATION TECHNOLOGY AGREEMENT
              ----------------------------------------------------


                  This Data Processing Services Agreement (this "Agreement") is made and entered into as of September 11, 1998 (the "Effective Date") by and between Roadway Express, Inc., a Delaware corporation with its corporate offices in Akron, Ohio (hereinafter called "Roadway"), and Affiliated Computer Services, Inc. a Delaware corporation with its corporate offices in Dallas, Texas ("ACS").


                                    RECITALS
                                    --------

                  A. Roadway provides nationwide, long-haul, less than truckload freight and related transportation services. Roadway desires to enter into an agreement with a vendor of information technology, processing, support and management services to perform information technology outsourcing services for Roadway.

                  B. ACS is experienced and expert in data processing and information technology services, including the systems and environments employed and being implemented by Roadway. ACS desires to establish a contract to provide such services to Roadway in an economical, efficient and competent manner.

                  C. Roadway and ACS agree that the primary objective of this document is to establish a framework which will be the basis for a structured approach for ACS to provide information systems services necessary to outsource the functions described below, including without limitation, in SCHEDULE 2.1. This document, without limitation:

                           1. Describes the services that will be provided and the related service levels; including a defined reporting structure for reviewing the actual service levels achieved by ACS.

                           2. Provides a flexible ACS organization to deliver services.

                           3. Defines a controlled and structured process which allows changes and continuous improvements to service levels and the overall scope of service.

                           4. Defines the formal communication interfaces between ACS and Roadway.

                           5.       Provides the rules, processes, and
                                    responsibilities of both ACS and Roadway relating to the services.

                  D. ACS desires to provide reliable, high quality services at a cost to Roadway which is predictable and is consistent with competitive market prices for such services. The cost of services to Roadway should reflect improvements over time in productivity by reason of new tools, methods and technology in the providing of these types of services.

                  NOW, THEREFORE, in consideration of the mutual promises and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the parties agree as follows:


                          GENERAL TERMS AND CONDITIONS
                          ----------------------------

         SECTION 1.  DEFINITIONS.
                     ------------

                  1.1 CERTAIN DEFINED TERMS. As used in the Agreement, the following terms shall have the meanings set forth below.

                  (a) "ACS-Provided Software" means the software which ACS owns or licenses or agrees to acquire in its own name and utilize during the Term for the purpose of providing the Services. ACS-Provided Software is described or identified on SCHEDULES 2.10.1 and 2.10.3. The parties agree to add and delete items from the listing of ACS-Provided Software as ACS changes the software used subject to the applicable provisions of this Agreement.

                  (b) "Administered Contracts" means the contracts and agreements that ACS will have the responsibility of (i) managing and (ii) verifying the accuracy of invoices related to such contracts and agreements. Administered Contracts as of the Effective Date are identified on SCHEDULES 2.10.4a and 2.10.5.

                  (c) "Affiliate" means, for any person or entity, any other person or entity that, directly or indirectly controls, is controlled by, or is under common control with, such person or entity.

                  (d) "Base Price" means the resource-based prices excluding Pass-Through Costs and Pass-Through Plus Costs, payable for each Period (pro-rated for partial Periods) for Services, as described on SCHEDULE 6.1. The Base Price includes the charges shown in SCHEDULE 6.1 as "One-Time Charges."

                  (e) "Commencement Date" means the date ACS actually begins to perform Services.

                  (f) "Cutover Date" means the date that data processing, support and management services are transitioned to ACS's Pittsburgh, Pennsylvania facility.

                  (g) "Pass-Through Costs" means, collectively, costs and expenses that will be paid by ACS and passed through without increase or mark-up for reimbursement by Roadway which costs must be expressly approved in this Agreement or subsequently approved by Roadway to be treated as Pass-Through Costs. Pass-Through Costs are payable in addition to the Base

Price. SCHEDULE 6.1 identifies and limits the categories of costs that will be treated as Pass-Though Costs. If a cost is incurred by ACS for the benefit of Roadway and others, then the Pass-Through Cost shall be Roadway's pro-rata share of such cost, computed on a reasonable and equitable basis.

                  (h) "Pass-Through Plus Costs" means, collectively, costs and expenses that will be paid by ACS and passed through, with an additional administration fee, for reimbursement by Roadway which costs and fee must be expressly approved in this Agreement or subsequently approved by Roadway to be treated as Pass-Through Plus Costs. Pass-Through Plus Costs are payable in addition to the Base Price. SCHEDULE 6.1 identifies and limits the categories of costs that will be treated as Pass-Through Plus Costs.

                  (i)      "Period" means one of Roadway's thirteen (13) four
(4)-week accounting periods occurring in each calendar year.

                  (j) "Roadway-Provided Software" means any and all software which Roadway owns or licenses in its name or agrees to provide and make available to ACS for operation at the ACS data center or another ACS facility for use by ACS to provide the Services. Roadway-Provided Software includes Third-Party Software licensed by Roadway. Current Third-Party Software included in the Roadway-Provided Software is listed and identified in SCHEDULES 2.10.2,
2.10.4 and 2.10.4a.

                  (k) "Service Level Agreements" means the service level specifications or descriptions, the performance standards and the measurement procedures set forth in SCHEDULE 2.4 and summarized in SCHEDULE 2.5.

                  (l) "Services" means, collectively, all of the data processing and related information technology services and resources to be provided by ACS to Roadway pursuant to this Agreement, including, but not limited to, those Services described on SCHEDULE 2.1.

                  (m) "Third-Party Software" means any software owned by a third-party and licensed to Roadway or ACS, as the case may be.

                  (n) "Year 2000 Compliant" means that the product is designed to be used prior to, during, and after the calendar year 2000 AD, and that the product will operate before, during, and after such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century. "Year 2000 Compliant" further means:

                  (i) The product will not abnormally end or provide invalid or incorrect results as a result of date data, specifically including date data which represents or references different centuries or more than one century;

                  (ii) The product has been designed to ensure year 2000 compatibility, including, but not limited to, date data century recognition, calculations which accommodate same century and multi-century formulas and date values, and date data interface values that reflect the century; and

                  (iii) The product provides for correct processing of Leap Years. (Leap Years shall mean the year during which an extra day is added in February (February 29). Leap Year occurs in all years divisible by 400 or evenly divisible by 4 and not evenly divisible by
         100. For example, 1996 is a Leap Year since it is divisible by 4 and not evenly divisible by 100. 2000 is a Leap Year since it is divisible by 400.)

                  1.2 OTHER DEFINITIONS. Other capitalized defined terms used in this Agreement are defined in the text in the context in which they are used.

         SECTION 2.  SERVICES
                     --------

                  2.1 Services.

                  (a) In accordance with the charges, terms and conditions contained in these General Terms and Conditions (the "General Terms and Conditions") and in the Schedules attached hereto ("Schedules") (collectively, the General Terms and Conditions and the Schedules are referred to as this "Agreement"), as in effect from time to time, ACS shall furnish data processing services and other information technology services and resources to Roadway. The Services to be performed by ACS are described in this Agreement, on SCHEDULES 2.1 AND 2.4.

                  (b) ACS shall furnish initial transition services to commence Processing, and services to migrate to its Pittsburgh data center ("Cutover"), including, without limitation, the services described on SCHEDULE 2.1. The fees for these services are included in the One-Time Charges and the Pass-Through Costs under SECTION 6.1 AND SCHEDULE 6.1.

                  2.2 SERVICE LEVELS. ACS will perform the Services at or within the Service Level Agreements for the Base Price provided in SECTION 6.1.

                  2.3 ADDITIONAL SERVICES. ACS agrees to provide other Services not described herein (but only if ACS provides such Services to any existing customer of ACS), as needed by Roadway, from time to time upon the written request of Roadway. Upon receiving Roadway's request for such Services, ACS will promptly provide Roadway with a plan or proposal, including pricing at fair market value (taking into account advances in technology and operating efficiencies), as to the manner in which a requested Service will be provided. If Roadway requests Services that ACS does not provide to any other ACS customer, ACS will contract with a third party, upon commercially reasonable terms, to perform such Services. Such Services will be performed under ACS's management and control. ACS may charge Roadway the third party contract price plus a management fee to be negotiated in good faith by the parties for administering such contract.

                  2.4 SERVICE LEVELS AND SERVICE LEVEL AGREEMENTS. ACS agrees that it will be responsible for and will perform all of the Services hereunder beginning on the Commencement Date and continuing throughout the Term. ACS agrees that its performance of all Services hereunder will meet and be in accordance with the applicable Service Level Agreements contained in SCHEDULE 2.4.

                  2.5 SERVICE LEVEL REPORTS. ACS will provide Roadway with Periodic reports comparing ACS's performance to the Service Level Agreements contained in Schedule 2.4. These reports shall be delivered to Roadway with the content (metrics) identified on Schedule 2.5 to determine whether ACS's performance meets the performance required under the Service Level Agreements. The format of such reports, as may be amended from time to time, is to be mutually agreed upon. At all times, ACS's level of performance shall meet or exceed outsourcing industry standards under similar circumstances and the Service Level Agreements identified in this Agreement.

                  2.6      Reviews.

                  (a) Within three (3) Periods after the Cutover Date and at least annually thereafter, Roadway and ACS shall review the Service Level Agreements and shall make adjustments to them as appropriate to reflect improved performance capabilities associated with advances in the technology and methods used to perform the Services. The Parties expect and understand that the Service Level Agreements will be improved over time. As part of this review process, the Parties shall jointly determine and agree on additional Service Level Agreements, and Service Level Credits to be added to SCHEDULE 9.2 as appropriate.

                  (b) Within three (3) Periods after the Commencement Date and at least annually thereafter, ACS shall conduct customer satisfaction surveys and shall make adjustments to its provisions of the Services as appropriate to reflect valid recommendations in such surveys.

                  2.7 MEASUREMENT AND MONITORING TOOLS. ACS shall implement the necessary measurement and monitoring tools and procedures required to measure and report ACS performance of the Services against the applicable Service Level Agreements. Such measurement and monitoring shall permit reporting at a level of detail sufficient to verify compliance with the Service Level Agreements, and shall be subject to audit by Roadway. ACS shall provide Roadway with information and access to such tools and procedures upon request, for purposes of verification.

                  2.8 Continuous Improvement and Best Practices.

                  (a) ACS shall: (i) on a continuous basis, as part of its total quality management process, identify and document ways to improve service levels; (ii) identify and apply proven techniques and tools from other installations within its operations (i.e., "Best Practices") that would benefit Roadway either operationally or financially; and (iii) document and pass on cost reductions to Roadway as the Best Practices are implemented; provided, that
Section 2.8(a)(iii) will not be used to change the unit price for CPU, DASD or Tape contained in the Baseline Pricing Matrix in SCHEDULE 6.1.

                  (b) MATERIAL COST REDUCTION OPPORTUNITIES. ACS shall advise the Roadway Contract Executive of each opportunity to materially reduce costs that is discovered or made known to ACS and to assist in estimating the magnitude thereof. If ACS proposes an innovative, value-adding, cost-saving solution outside the scope of Services, which Roadway has not previously considered or began to investigate, that Roadway, in its sole discretion, elects to implement, then in each of the three (3) years following such implementation, ACS shall receive or retain, as appropriate, an amount equal to twenty-five percent (25%) of Roadway's actual net cost reduction proximately caused by the solution during such year. This Section 2.8(b) shall apply to net cost reductions that accrue during the Term under accrual basis accounting under Generally Accepted Accounting Principles consistently applied by Roadway, regardless of when the avoided costs would have been incurred.

                  2.9 SUBCONTRACTORS. ACS may not delegate to subcontractors the performance of any major Service hereunder without the prior written approval of Roadway. Otherwise, ACS may engage subcontractors as it deems appropriate to assist ACS in furnishing the Services; provided, that, ACS shall in all cases remain liable hereunder for the performance of its obligations in this Agreement.

                  2.10 SOFTWARE.

                  (a) At the Commencement Date, ACS shall utilize the Roadway-Provided Software in use at the Effective Date by Roadway, including, without limitation, that which is described on SCHEDULES 2.10.2, 2.10.4 AND 2.10.4a, to provide the Services.

                  (b) SCHEDULES 2.10.1, 2.10.2, 2.10.3, 2.10.4 AND 2.10.4a
describe the software that is Roadway-Provided Software and ACS-Provided Software, but may not include an exhaustive listing.

                  (c) The parties agree to amend SCHEDULES 2.10.1, 2.10.2, 2.10.3, 2.10.4 AND 2.10.4a from time to time to add or delete items included in Roadway-Provided Software and ACS-Provided Software, and to reflect other changes in the software utilized by ACS to provide the Services hereunder. ACS may not change Roadway-Provided Software without Roadway consent. If other software changes will (i) increase the charges payable by Roadway, (ii) increase Roadway's costs, (iii) adversely impact the Services or (iv) effect the rights that Roadway may have negotiated with a vendor, ACS must receive Roadway's consent before making such change.

                  (d) SCHEDULE 2.10.5 lists the Administered Contracts that ACS will manage at no additional cost to Roadway. In addition, SCHEDULE 2.10.5 lists
(i) the party responsible for payments due under the agreements listed therein,
(ii) if ACS is to secure the agreement and (iii) the party that has the responsibility to audit the invoices related to such agreements. Roadway may elect to add or delete Administered Contracts, and the parties agree to amend
SCHEDULE 2.10.5 from time to time to add or delete items.

                  (e) ACS will maintain and make available to Roadway comprehensive information (including copies of agreements with vendors other than confidential terms and conditions) regarding all software and Administered Contracts, from time to time.

                  2.11 EQUIPMENT.

                  (a) ACS will supply all equipment necessary to perform the Services except those categories of equipment listed on SCHEDULE 2.11. Although ACS may procure, manage and operate it, the party owning or leasing an item of equipment will continue to bear the financial responsibility for that equipment.

                  (b) ACS will procure for Roadway, and ACS will own or lease, all equipment purchased by ACS pursuant to the One-Time Charges shown on the Baseline Pricing Matrix in SCHEDULE 6.1 at the Effective Date. At any time during the Term or upon termination or expiration of this Agreement and after Roadway has paid the One-Time Charges, upon Roadway's written request, ACS will transfer title, free and clear of all liens, charges or encumbrances, to any such equipment (as replaced or supplemented) to Roadway for no additional consideration. However, if such equipment is located at an ACS facility, ACS will have the option of either (i) transferring title as set forth above, (ii) transferring title to an agreed upon comparable piece of equipment or (iii) paying Roadway the fair market value of such equipment.

                  (c) ACS will be responsible for acquiring, obtaining and keeping current maintenance for equipment that is necessary to provide the Services.

                  (d) If ACS and Roadway determine that new equipment (other than mainframe equipment) is necessary to perform the Services, Roadway will have the option to obtain the equipment or to require ACS to obtain the equipment. If Roadway obtains such equipment, ACS shall support and maintain such equipment under the terms of and with pricing consistent with this Agreement. If ACS is required to obtain the equipment, ACS will provide to Roadway detailed cost data including, but not limited to, the actual cost of the equipment, including on-going maintenance costs and lease financing arrangements, if any, the amount of the cost of such equipment that will be charged to Roadway for each Period going forward, the price at which Roadway may acquire such equipment if Roadway were to exercise its right to purchase such equipment at the termination of this Agreement. and the amount of any additional termination fees if Roadway does not wish to purchase such equipment upon termination of this Agreement.

                  2.12 PROCEDURES MANUAL. ACS shall provide a Procedures Manual. The Procedures Manual shall describe how ACS shall perform the Services under this Agreement, the equipment and software being used, and the documents (e.g., operations manuals, user guides, specifications) which provide further details of such activities. The Procedures Manual shall describe the activities ACS proposes to undertake in order to provide the Services, including where appropriate, those direction, supervision, monitoring, staffing, reporting, planning and oversight activities normally undertaken at facilities that provide services of the type ACS shall provide under this Agreement. The Procedures Manual shall be suitable for use by Roadway to understand the Services. The Procedures Manual is for Roadway's internal use only and will not be disclosed to third parties without written authorization from ACS.

                  2.13 DRAFT PROCEDURES MANUAL. Within ninety (90) days after the Cutover Date, ACS shall deliver a draft Procedures Manual to Roadway, for its comments and review. ACS shall incorporate reasonable comments or suggestions of Roadway and shall finalize the Procedures Manual within one hundred and twenty (120) days of the Cutover Date. The final Procedures Manual shall be subject to the approval of Roadway. ACS shall periodically update the Procedures Manual to reflect changes in the operations or procedures described therein. Updates of the Procedures Manual shall be provided to Roadway for review, comment, and approval. ACS shall perform the Services in accordance with the Procedures Manual. In the event of a conflict between the provisions of this Agreement and the Procedures Manual, the provisions of this Agreement shall control unless the parties expressly agree otherwise and such agreement is set forth in the relevant portion of the Procedures Manual.

                  2.14 KEY ACS PERSONNEL. The Key ACS Personnel shall be the personnel set forth as such in SCHEDULE 2.14. The ACS Account Manager shall (i) devote all of his or her time and effort to managing the Services, (ii) serve as the single point of accountability for the Services, and (iii) have day-to-day authority for undertaking to ensure Roadway satisfaction. ACS shall cause each of the Key ACS Personnel to devote all of his or her time and effort to provision the Services under this Agreement. Before assigning an individual to a position designated as Key ACS Personnel, whether as an initial assignment or a subsequent assignment, ACS shall notify Roadway of the proposed assignment, shall introduce the individual to appropriate Roadway representatives, and shall provide Roadway with a resume and other information about the individual reasonably requested by Roadway. If Roadway in good faith objects to the proposed assignment, the Parties shall attempt to resolve Roadway's concern on a mutually agreeable basis. If the Parties have not been able to resolve Roadway's concerns within five (5) working days, ACS shall not assign the individual to that position and shall propose to Roadway the assignment of another individual of suitable ability and qualifications. Key ACS Personnel may not be transferred or reassigned until a suitable replacement has been approved by Roadway. ACS will ensure that during any transition period, any position designated as Key ACS Personnel will be fully staffed by a qualified individual.

                  2.15 QUALIFICATIONS, RETENTION AND REPLACEMENT OF ACS PERSONNEL. The personnel ACS assigns to perform the Services shall be properly educated, trained and duly qualified for the Services they are to perform. Roadway and ACS both agree that it is in their best interests to keep the turnover rate of the ACS personnel performing the Services to a reasonably low level (the level maintained by well-managed professional service organizations). Accordingly, if ACS and Roadway determine that ACS turnover rate is excessive as compared to information processing service organizations in similar markets, ACS and Roadway shall meet to discuss the reasons for the turnover rate. If appropriate, ACS shall submit to Roadway its proposals (which shall be at no cost to Roadway) for reducing the turnover rate to a reasonable level, and the Parties shall mutually agree on a program to bring the turnover rate down to such level. In any event, notwithstanding transfer or turnover of personnel, ACS remains obligated to perform the Services without degradation and in accordance with this Agreement. In the event that Roadway determines in good faith that the continued assignment to the Roadway account of an ACS employee performing Services hereunder is not in the best interest of Roadway, then Roadway shall give ACS written notice to that effect. After receipt of such notice, ACS shall have a reasonable period of time in which to investigate the matters stated in such notice, discuss its findings with Roadway and resolve any problems with such employee. If, following such period, Roadway requests replacement of such employee, ACS shall replace that employee with a person of suitable ability and qualifications.

                  2.16 ROADWAY FACILITIES

                  (a) OFFICE AND DATA ROOM SPACE.

                      (i) Throughout the Term, Roadway shall make available to ACS adequate space in Roadway's headquarters facility to permit ACS personnel to perform the Services in accordance with this Agreement (such space as it may exist from time to time being referred to as the "Designated Space"). ACS personnel who are assigned to be on-site full time at Roadway's headquarters facility shall have access to the Designated Space 24 hours a day, seven days a week. The Designated Space shall be separated from the remainder of Roadway's headquarters facility and shall have either a separate entrance or an entrance immediately beyond Roadway's guard station, as determined by Roadway. In either case, the location, configuration and use of such entrance shall be subject to Roadway's security requirements. Roadway shall cause the Designated Space to comply and be maintained in accordance with all applicable local, state and federal laws, including but not limited to the Americans with Disabilities Act. The manner in which such compliance and maintenance is achieved (E.G., the type of fire suppression system utilized) shall be determined solely by Roadway. ACS may establish reasonable security procedures with respect to the Designated Space, but Roadway shall have access to the Designated Space at all times upon reasonable notice (which may be verbal or telephonic) to ACS (which notice shall not be required for performing routine security checks or maintenance and repair activities, or in the event of emergency). ACS agrees that the Designated Space and the common areas described below are made available solely as a convenience to Roadway, and that ACS does not have and will not assert any tenancy or other occupancy right whatsoever with respect to any Designated Space or common areas.

                      (ii) From the Commencement Date through the Cutover Date, the Designated Space shall consist of those portions of Roadway's AGO West (1077 Gorge Boulevard, Akron, Ohio) and AGO East (557 East Tallmadge Avenue, Akron,
Ohio) facilities described or identified on SCHEDULE 2.16, which ACS initial Designated Space ACS agrees is adequate. From and after the Cutover Date, Roadway shall have the right in its sole discretion, exercisable from time to time throughout the remainder of the Term, to change the Designated Space to another portion or portions of the AGO West and/or AGO East facilities upon notice to ACS. ACS acknowledges that, since as of the Cutover Date the data processing, support and management services previously accommodated within the initial Designated Space shall be transitioned to ACS' Pittsburgh, Pennsylvania facility, such replacement Designated Space identified by Roadway from time to time following the Cutover Date shall be smaller than the initial Designated Space and shall be of such size as to accommodate only the Services which are not so transitioned. At such time as the new Designated Space is made available for ACS' use, ACS promptly shall vacate the former Designated Space. Notwithstanding the foregoing, at all times the Designated Space shall be (i) of the same kind and at the same level and quality as provided to comparable Roadway employees, and (ii) adequate to permit ACS personnel to perform the Services in accordance with this Agreement.

                      (iii) ACS shall not make any alterations or improvements to the Designated Space without Roadway's prior written consent. In the event that ACS obtains Roadway's approval of any such alteration or improvement, or if ACS elects to relocate any of its personnel from one portion of the Designated Space to another portion of the Designated Space, ACS shall pay for all of the costs thereof (including without limitation the costs of set-up and of relocating or installing voice data lines), which costs shall not be reimbursed by Roadway. In the event that Roadway desires to alter or improve the Designated Space, or to relocate any of ACS' personnel from one portion of the Designated Space to another portion of the (or to different) Designated Space, Roadway shall pay for all of the costs thereof (including without limitation the costs of set-up and of relocating or installing voice data lines).

                      (iv) From time to time, whether pursuant to Section 2.16(a)(ii) above or at the end or earlier termination of the Term, ACS shall cause its personnel to vacate any Designated Space, and shall remove all of ACS' furniture or equipment therefrom, promptly upon request by Roadway, leaving such Designated Space and any Office Furniture (as defined herein) furnished by Roadway in at least as good condition as such Designated Space or Office Furniture was in when first made available to ACS, subject to ordinary wear and tear, the effects of casualty (other than the intentional acts of ACS personnel), and any alterations or improvements made or approved by Roadway.

                  (b) DIRECT COSTS. Subject to the other applicable provisions of this Agreement, Roadway shall be responsible for the direct costs and expenses (I.E., rent, real estate taxes, utilities and other related expenses, excluding telephone charges) of the Designated Space. ACS shall provide its own phone equipment for use within the Designated Space (to the extent that the phone equipment being used by Caliber Technology, Inc. prior to the Effective Date is insufficient for ACS' needs). Long-distance and other phone charges from the Designated Space shall be the responsibility of ACS and shall not be reimbursed by Roadway.

                  (c) TRAINING AREA: In the event that Roadway and ACS agree to have ACS provide training of Roadway personnel, Roadway shall make available to ACS as part of the Designated Space an adequate area in Roadway's headquarters facility to permit ACS personnel to perform such training services in accordance with the agreement between Roadway and ACS. Such training area shall be subject to all of the same terms and conditions as are applicable to the Designated Space under this Agreement.

                  (d) COMMON AREAS: ACS' personnel performing the Services under this Agreement shall have the right to use, subject to availability and in common with Roadway and its employees, agents and invitees, the conference rooms within Roadway's Conference Center in the AGO West facility known as Conference Rooms 201-204, the cafeteria located in the AGO West facility (subject to paying the same prices as are charged therein to Roadway's employees), the lobbies and hallways providing access to the Designated Space, and the restrooms in the building(s) in which the Designated Space is located.

                  (e) OFFICE FURNITURE.

                      (i) Throughout the Term, Roadway shall make available to ACS within the Designated Space adequate work surfaces and cubicles (the "Office Furniture" to permit ACS personnel to perform the Services in accordance with this Agreement. From the Commencement Date through the Cutover Date, such Office Furniture shall consist of those items described or identified on SCHEDULE 2.16. From and after the Cutover Date, Roadway shall have the right in its sole discretion, exercisable from time to time throughout the remainder of the Term, to change the Office Furniture so provided to ACS upon notice to ACS. ACS acknowledges that, since as of the Cutover Date the data processing, support and management services previously accommodated within the initial Designated Space shall be transitioned to ACS' Pittsburgh, Pennsylvania facility, such replacement Office Furniture provided by Roadway from time to time following the Cutover Date may consist of less than the Office Furniture initially provided by Roadway and shall consist only of such items as to permit ACS personnel to perform the Services which are not so transitioned. At such time as any replacement Office Furniture is made available for ACS' use, ACS promptly shall surrender the former Office Furniture. Notwithstanding the foregoing, at all times the Office Furniture provided by Roadway to ACS shall be (i) of the same kind and at the same level and quality as provided to comparable Roadway employees, and (ii) adequate to permit ACS personnel to perform the Services in accordance with this Agreement.


                      (ii) The Office Furniture or equipment which Roadway may make available for use by ACS shall be strictly "as is" and without warranty, whether of merchantability or fitness for a particular purpose or otherwise. ACS shall maintain in good condition and repair all Office Furniture made available by Roadway to ACS.

                      (iii) In order to avoid any confusion over the ownership of furniture and equipment, ACS shall prominently affix an identification label to all items as to which ACS claims ownership or possession and which are located within the Designated Space or elsewhere at Roadway properties. Upon request by Roadway from time to time, ACS shall provide Roadway with a list, including inventory numbers, of all such items, which list shall be updated on a regular basis so that Roadway accurately may identify the same.

                  (f) GENERAL: ACS' use of the Designated Space, the common areas and the Office Furniture shall be subject to all of the other provisions of this Agreement. All ACS personnel, when present at the Designated Space, the common areas or any other portion of any Roadway facility, or when using Roadway computer systems or the Roadway information systems environment, shall comply with those applicable Roadway rules regarding security, access, conduct, and network and Internet usage that are generally applicable to Roadway personnel and that are furnished to ACS in writing. ACS shall utilize the Designated Space, the common areas and the Office Furniture solely for the purpose of providing the Services to Roadway under this Agreement. ACS shall cause all of its personnel to (i) limit their activities in the use of the Designated Space, the common areas, and the Office Furniture so as not to interfere with the conduct of Roadway's business or with Roadway's customers, vendors or employees, and (ii) conform to all of the standards which Roadway requires of its own employees and that are furnished to ACS in writing.

                  2.17 VIRUSES. ACS will make Roadway aware of any viruses discovered by ACS which may impact Services. ACS will use reasonable industry standard practices and policies to guard against viruses. In the event that a virus is found to have been introduced in Roadway's environment, ACS shall use commercially reasonable efforts to eliminate the virus and to reduce the effects of the virus.

                  2.18 ACCESS TO FACILITY. Except as otherwise provided in
SECTION 2.16, upon receipt of at least 72 hours notice, ACS will provide access during normal business hours, to Roadway, its employees, agents and representatives to ACS's facilities used to provide the Services for the purpose of exercising audit and inspection rights hereunder. Upon receipt of notice, ACS also will provide access during normal business hours, to Roadway, its employees, agents and representatives to ACS's facilities used to provide the Services for the purpose of visiting such site.

                  2.19 CONFIDENTIALITY AGREEMENTS. ACS shall execute any confidentiality and user restriction agreements required in order for Roadway to obtain any Third Party Software licenses and consents provided ACS has an opportunity to review and comment on such agreement and restrictions in advance. ACS shall provide a copy of the standard confidentiality agreement entered into between ACS and all of its employees.

                  2.20 TRAINING. ACS shall be responsible for all education or training to maintain or improve ACS personnel skills required for performance by ACS of the Services under this Agreement.

                  2.21 ANNUAL PERFORMANCE REVIEW; BENCHMARKING. On an annual basis, the parties shall review the performance of the parties' respective obligations under this Agreement. If Roadway determines at such annual review that ACS is significantly under-performing, Roadway may, with each party sharing the costs equally, obtain the services of an independent third party reasonably acceptable to ACS (which shall include Real Decisions and the Gartner Group and its other affiliates) to benchmark ACS's performance of and cost of performing the Services. The consultant shall compare ACS's performance hereunder against the standards achieved by the top tier of well-managed outsourcing services vendors and internal information systems organizations performing functions similar to the functions that ACS is performing hereunder (a "Benchmarking".) The Benchmarking shall take into account the cost of entering into the Agreement, the Term of the Agreement and other relevant terms and conditions. Roadway shall provide the results of any such audit to ACS. Based on the results of such Benchmarking, the parties, during the annual review, will discuss any unfavorable variances, and ACS will modify its practices to eliminate the variances that are unfavorable to Roadway and bring its practices (including prices under this Agreement) and results to the levels of the standards applied in the Benchmarking. If significant deficiencies are identified in the Benchmarking resulting in an assessment of ACS that is below the above standards, then ACS shall reimburse Roadway for the expense of one (1) follow-up study and shall be subject to the Service Level Credits set forth on SCHEDULE 9.2.

                  2.22 REPORTS. Roadway and ACS have identified an appropriate set of Periodic service management reports to be issued by ACS to Roadway. Such reports shall be issued at the frequency to be mutually agreed upon by both Parties. ACS shall provide Roadway with suggested formats for such reports, for Roadway's review and approval. In any event, ACS shall provide to Roadway, commencing on the Period after the Commencement Date, a Periodic performance report in a form mutually established by the Parties, describing ACS performance of the Services in the preceding Period. This report will be provided to Roadway by the first Friday after each Period ends. ACS shall also provide reasonable ad-hoc service management reports to Roadway for no additional charge.

                  2.23 MEETINGS. The Parties shall mutually agree upon an appropriate set of meetings to be held between representatives of Roadway and ACS. Additional meetings will be held at the request of either party. ACS shall prepare and circulate an agenda sufficiently in advance to give participants an opportunity to prepare for the meeting, and shall incorporate into such agenda items that Roadway desires to discuss. Roadway shall prepare and circulate minutes promptly after a meeting. ACS will have the right to comment on such minutes before they become final minutes.

                  2.24 QUALITY ASSURANCE. ACS shall provide and implement the quality assurance procedures that are reasonably necessary for the Services to be performed in accordance with

SCHEDULES 2.1 AND 2.4. Such procedures shall include checkpoint reviews, testing, acceptance, and other procedures for Roadway to assure the quality of ACS performance, and shall be included in the Procedures Manual.

                  2.25 PRODUCTIVITY AND MANAGEMENT TOOLS. ACS shall utilize project management tools, including productivity aids and project management systems, as reasonably necessary to perform the Services. ACS shall designate a Project Manager for all major activities, whom Roadway will interview and approve. ACS shall use project management tools in all major projects and employ a regular reporting mechanism to identify project tasks, present current status reports, and identify potential bottlenecks and problems.

                  2.26 PLANNING RETREAT. On an annual basis, the parties shall meet, at a mutually agreeable location, at ACS's expense (Roadway to pay its own travel costs), and ACS shall review and report on technology advances to Roadway and shall suggest a technology improvement plan for the next year and beyond.

         SECTION 3. TERM OF AGREEMENT
                    -----------------

                  This Agreement shall become effective from and as of the date first set out above (the "Effective Date") and shall remain in effect until the month of March of 2004 (the day of such month to be determined by Roadway), unless (i) earlier terminated as provided herein or (ii) extended in writing by mutual agreement of the parties at least six (6) months prior to the end of the Term. At least nine (9) months prior to the end of the Term, ACS shall provide Roadway with its final extension pricing terms which will be consistent with the pricing terms (similar margins) set forth on SCHEDULE 6.1. Roadway will then have ninety (90) days to determine whether to (i) accept such pricing and extend the Agreement or (ii) let the Term of the Agreement lapse. This Agreement may be terminated by the parties before the end of the Term only as provided in SECTION 8.

         SECTION 4.  SECURITY OF INFORMATION; CONFIDENTIALITY
                     ----------------------------------------

                  4.1 OWNERSHIP OF DATA. All of the data provided to ACS or held by ACS in performance of its obligations hereunder is and shall remain the property of Roadway or Roadway's customers or other trading partners and will be safeguarded by ACS against loss, disclosure, unauthorized access or alteration under reasonable security procedures, consistent with those employed by other professional data processing service providers. ACS is authorized to have access to and make use of only that portion of Roadway's data as is necessary and appropriate for the performance of ACS's obligations under this Agreement. It is further agreed that no data provided by Roadway to ACS or held by ACS shall be duplicated and/or disclosed to others, in whole or in part, by ACS, without the express written consent of Roadway, except only to the extent that such duplication or disclosure is necessary to carry out the day-to-day performance of its duties hereunder.

                  4.2 CONFIDENTIAL INFORMATION.

                  (a) All information, including, without limitation, information relating to software and to development projects, provided by either party (or any of its subsidiaries) to the other party, or developed or acquired by ACS for the benefit of Roadway, either before or after the Effective Date ("Confidential Information") shall be treated as confidential information of the party disclosing it or the party for whose benefit it was developed or acquired (the "Disclosing Party") to the other party (the "Receiving Party"), subject to the exceptions and exclusions set forth below.

                  (b) Each party shall exercise diligence to notify the other as to which information it considers Confidential Information and to mark such information with legends and notices. However, the failure to so notify or mark shall not, standing alone, constitute a defense.

                  4.3 NON-DISCLOSURE AND NON-USE; EXCEPTIONS AND EXCLUSIONS. Each of Roadway and ACS, to the extent it is a Receiving Party, agrees that it shall not disclose nor use the Confidential Information of the Disclosing Party without the prior written consent of the Disclosing Party, except:

                  (a) Disclosure may be made to, and use may be made by, employees, agents, consultants and contractors of a party for the purpose of performing or effectuating the rights, obligations and responsibilities of the parties under this Agreement, provided that each of the parties shall take reasonable steps to prevent unauthorized use, copying or disclosure of the Confidential Information by such persons, including, without limitation, the use of appropriate written confidentiality agreements; and

                  (b) Information other than data covered by SECTION 4.1 shall no longer be deemed to be "Confidential Information," where such information (i) is or becomes generally known through no fault of the Receiving Party; (ii) is, prior to submission by the Disclosing Party, in the Receiving Party's possession free of any obligation of confidentiality to the Disclosing Party; provided, that, information in the possession of the Receiving Party prior to the Effective Date which was received or developed, and then held, as confidential information for the benefit of the other party, shall not be excluded from Confidential Information under this subparagraph; (iii) is rightfully obtained by the Receiving Party from a third party who is free of any duty of confidentiality to the Disclosing Party; or (iv) is independently developed by the Receiving Party.

                  (c) Disclosure of Confidential Information, including data covered by SECTION 4.1, shall be allowed where information is required to be disclosed pursuant to any law, rule or regulation or pursuant to an order or judgment of any court or government body; provided, that, the Receiving Party shall have notified the Disclosing Party promptly prior to making such disclosure and shall have taken all reasonable measures to obtain confidential treatment. The Receiving Party may rely on the opinion of outside counsel as to the disclosure of such Confidential Information.

                  4.4 BURDEN OF PROOF. The burden of proving the availability of any exception to these confidentiality and use restrictions shall be on the party claiming the exception.

                  4.5 SECURITY. ACS will establish, with input from Roadway, security procedures for its physical facilities and data centers, and electronic security measures for all systems and databases. ACS will comply with the reasonable security procedures that are in effect at Roadway's premises upon notice from Roadway on the Effective Date or as they may be changed from time to time during the Term. Roadway agrees to comply with all security procedures established by ACS. ACS and Roadway will jointly agree on and comply with all data security procedures.

        SECTION 5. CERTAIN ADDITIONAL RESPONSIBILITIES
                   -----------------------------------

                  5.1 GENERAL. In connection with the performance by ACS of the Services, Roadway agrees to perform the responsibilities, if any, specified and described in SCHEDULES 2.1 AND 2.4.

                  5.2 ROADWAY-PROVIDED SOFTWARE.

                  (a) Unless the obligation is expressly assumed in writing by Roadway or set forth on a sub-schedule contained in SCHEDULE 2.10, ACS agrees that it will have the responsibility, at ACS's sole expense, to support, obtain maintenance, enhance and manage the maintenance contracts related to the Roadway-Provided Software.

                  (b) Each party will retain its license agreements and maintenance agreements, but will obtain consent from the licensor, to the extent required, for such software to be operated on ACS's computers or otherwise by ACS to provide the Services to Roadway in accordance with this Agreement.

                  (c) ACS will be responsible for the licensing, management, support, maintenance and/or enhancement of all systems software used in the Services except where such responsibility is expressly retained or assumed, in writing, by Roadway or set forth on a sub-schedule in SCHEDULE 2.10.

                  (d) In the event that ACS already has or acquires an independent license to any Roadway-Provided Software that could be used to provide Services at no additional cost to ACS, or at a favorable price to Roadway, then, at Roadway's election,

                      (i) ACS will include such software in the ACS-Provided Software;

                      (ii) such software will be removed from the Roadway-Provided Software; and

                      (iii) ACS will use its best efforts, with participation by Roadway, to negotiate with the vendor of such software so that when this Agreement terminates, Roadway without an additional license or other one-time fee, will have a fully maintained and updated license to such software, based on license maintenance fees paid to the vendor by ACS.

         SECTION 6. CHARGES
                    -------

                  6.1 PRICES. For the Services furnished by ACS under this Agreement,

Roadway shall pay the Base Price set forth in SCHEDULE 6.1. The Base Price includes all charges for the Services, including, but not limited to the following:

                  (a)      the Services, as set forth in this Agreement;
                  (b) ACS efforts to complete all outstanding Year 2000 hardware and software testing according to Roadway's plan;
                  (c) transition costs required to commence services and migrate all platforms to Pittsburgh;
                  (d) all hardware and software costs of operation and support for all platforms;
                  (e) all hardware and software maintenance costs for the mainframe computer and peripherals and the WAN network; and

                  (f)      Services relating to Administered Contracts.

                  6.2 PRICE ADJUSTMENTS. SCHEDULE 6.1 also sets out the price adjustment procedures to be used in connection with this Agreement. Except as specifically set forth in this Agreement, all third party costs that are authorized by Roadway, other than those already included in the Base Price, will be charged as Pass-Through Costs unless specifically categorized as a Pass-Through Plus Cost.

                  6.3 TERMINATION CHARGES. SCHEDULE 6.1 contains the charges for termination services provided in accordance with SECTION 8.3.

                  6.4 PASS-THROUGH COSTS. Prices payable hereunder in any Period shall also include any Pass-Through Costs and Pass-Through Plus Costs authorized by Roadway and incurred by ACS in that Period. SCHEDULE 6.1 lists the categories of costs that will be Pass-Through Costs and the categories of costs that will be Pass-Through Plus Costs.

                  6.5 PAYMENT. ACS will invoice Roadway for each Period in arrears for all charges hereunder, which invoices will be payable on or before the thirtieth (30th) day after receipt.

                  6.6 CONTINUED PERFORMANCE. If (i) all undisputed amounts have been paid by Roadway, (ii) Roadway continues to make payments to ACS which are not in dispute in accordance with this Agreement, and (iii) dispute resolution procedures have been commenced and are being pursued in good faith, then Roadway shall not be deemed to be in default of its obligations to make said payments and ACS must continue to provide the Services.

                  6.7 RENEGOTIATION. In the event that Roadway's use of the Services increases or decreases over or below the Baseline Usage (as such term and such levels of usage are defined in SCHEDULE 6.1) by more that twenty percent (20%), upon sixty (60) days notice by either party, the parties will negotiate in good faith new pricing with respect to that Service based on the then current usage. ACS and Roadway will renegotiate the LAN/Desktop charge on
SCHEDULE 6.1 to a lower amount after Roadway completes the thin-client roll-out and desktop standardization projects.

                  6.8 ADDITIONAL CHARGES. Prices payable hereunder will not include any charge for any services not previously approved in writing by Roadway.

         SECTION 7.  TAXES
                     -----

                  7.1 ROADWAY RESPONSIBILITY. In addition to the payments due to ACS for the prices and charges for the Services, Roadway shall be responsible for payment of all taxes, however designated, which are exacted in connection with the performance hereof, except net corporate income or franchise taxes of ACS, which are levied or based on the Services provided or the charges made under this Agreement. These taxes shall include, but shall not be limited to, state and local taxes based on gross revenue, including sales, use and/or excise taxes. ACS will work with and accept all legal methods of allocation suggested by Roadway. In the event that Roadway's methodology of allocation is determined to be improper by a taxing authority and ACS incurs tax liability due to such determination, Roadway will indemnify and hold harmless ACS for such liability.

                  7.2 PAYMENT. All charges and prices stated herein are exclusive of such taxes, and ACS may add such taxes to its invoices hereunder. Upon payment by Roadway to ACS, ACS shall be responsible for filing applicable tax returns and paying and remitting the taxes when due.

         SECTION 8. TERMINATION
                    -----------

                  8.1 AT ROADWAY'S ELECTION. As to any or all of the Services, Roadway may, at its sole discretion, terminate such portions of this Agreement at any time after 26 Periods after the Commencement Date, provided it has given ACS at least six (6) Periods prior written notice. Upon such termination, Roadway agrees to pay and ACS will be entitled to receive the termination charges set forth on SCHEDULE 6.1.

                  8.2 UPON MATERIAL BREACH. This Agreement may be terminated by either party upon a material breach by the other party if such breach is not cured within thirty (30) days after written notice by the non-breaching party or if the breaching party has not commenced corrective action within such thirty
(30) day period which is reasonably likely to cure such breach in a reasonable further period of time; provided, that, this Agreement may not be terminated by ACS for any breach by Roadway other than a repeated failure to pay undisputed amounts when due.

                  8.3 TERMINATION ASSISTANCE AND SERVICES. Upon expiration or termination of this Agreement for any reason, and upon Roadway's request, ACS will provide the termination assistance (including all requests for information) and transition services described in SCHEDULE 8.3 hereto to enable Roadway to transfer its processing to its own facilities or to a third party. Such termination services shall commence as promptly as practicable after the date of the notice and shall continue as long as reasonably necessary. All applicable provisions of this Agreement shall be extended for the period during which such services are provided. Roadway shall pay for Services rendered during such transition period in accordance with the applicable provisions of this Agreement, and shall also pay the charges for other termination services, if any, described in SCHEDULE 6.1.

                  8.4 RETURN OF MATERIALS. Upon completion of the termination services, ACS shall have returned to Roadway or its designee all Roadway data and Roadway Confidential Information in its possession or control, including, without limitation, all copies of all Roadway

Applications Software and all Roadway-Provided Software transferred or made available by Roadway to ACS.

                  8.5 PERSONNEL MATTERS ON TERMINATION. SCHEDULE 8.5 contains certain rights and obligations of the parties arising with regard to personnel in connection with the termination or expiration of this Agreement.

                  8.6 SOFTWARE MATTERS ON TERMINATION. In connection with providing the termination services described herein, ACS will deliver, transfer or assign to Roadway (with Roadway having the right to audit such process through automated means or otherwise), effective as of the date of expiration or termination of the Agreement:

                  (a) all Roadway-Provided Software, and licenses and maintenance agreements thereto, if any, which have been transferred or made available to ACS; and

                  (b) licenses and maintenance agreements for any other Third-Party Software, if any, used by ACS to furnish Services to Roadway or acquired by ACS on Roadway's behalf;

provided, however, that ACS shall have no obligation to assign or transfer any license or maintenance agreement to Roadway if assignment or transfer is prohibited under the terms of the applicable license or agreement.

                  8.7 EQUIPMENT MATTERS ON TERMINATION. SCHEDULE 8.7 contains certain rights and obligations of the parties arising in connection with termination or expiration with regard to equipment.

         SECTION 9. WARRANTIES, REMEDIES AND INDEMNITIES
                    ------------------------------------

                  9.1 SERVICE WARRANTY. ACS warrants that all Services provided by ACS to Roadway will be performed in a professional, competent and timely manner, and will meet the standards set forth on SCHEDULES 2.1, 2.4 AND 2.5.

                  9.2 REMEDIES.

                  (a) If ACS is in breach of the warranty of SECTION 9.1, ACS shall, at ACS's sole cost and expense, take any and all actions necessary to remedy such breach, including, without limitation: (i) initiating problem reports to identify causes of problems; (ii) developing reasonable, feasible written recommendations to Roadway for changes in Roadway procedures to avoid future breaches of the same or similar nature; (iii) implementing modifications to ACS systems and procedures to remedy such breach; and (iv) changing the wide area network, the data center equipment, ACS equipment on Roadway's premises, the operating software environment, or other components of the systems being used by ACS.

                  (b) Further, for continuing failures to perform in accordance with the standards set forth on SCHEDULES 2.1, 2.4 AND 2.5, Roadway shall receive the Service Level Credits computed in accordance with SCHEDULE 9.2.

                  (c) The remedies in this SECTION 9.2 shall not be Roadway's sole and exclusive remedies for breaches of the warranty of SECTION 9.1. These remedies shall in no way limit other remedies available to Roadway for other breaches of this Agreement.

                  9.3 CROSS-INDEMNITY FOR PERSONAL INJURY AND PROPERTY DAMAGE. ACS and Roadway each agree to indemnify and hold harmless the other from any and all liabilities, costs, losses, and expenses, including reasonable attorneys' fees and expenses, arising out of or in connection with any personal injury or death, damage to or destruction of the property or premises leased, licensed, or owned by the indemnitee caused by the negligence or willful acts of the indemnitor's officers, employees, agents or other representatives. During the term of this Agreement, both Roadway and ACS will maintain in full force and effect, at their own expense, insurance coverage to include Workers' Compensation, Employer's Liability, Commercial General Liability (including contractual liability), Automobile Liability and Property insurance. Certificates of Insurance evidencing the required coverages shall be furnished to Roadway and ACS respectively before any work is commenced hereunder and shall provide that there will be no cancellation without 30 days prior written notice. All insurance policies shall be written by a company authorized to do business in the state where the services are delivered. Notwithstanding the foregoing, Roadway understands that ACS is a non-subscriber to the Texas Workers Compensation Act. ACS provides an ERISA qualified plan of benefits for its employees who sustain an occupational injury or disease. ACS currently maintains excess employers indemnity insurance in an amount of $2,000,000 per employee, $10,000,000 per occurrence and annual aggregate limits of $20,000,000 for occupational injury and $2,000,000 for occupational disease.

                  9.4 NOTICE AND DEFENSE. The indemnified party shall give the indemnitor prompt notice of any claim as to which it seeks indemnification. The indemnitor shall have the right to control the defense and settlement of any indemnified claim. The indemnitee agrees to provide reasonable assistance in the defense of indemnified claims. Unless it prejudices the indemnitor, a failure to give prompt notice shall not terminate the indemnitor's obligation to indemnify hereunder.

                  9.5 YEAR 2000 WARRANTY. ACS will be responsible for ensuring that the operating system and hardware platforms are Year 2000 Compliant and available to Roadway for its production use. Additionally, to the extent that each third-party system software provider has a Year 2000 Compliant product, ACS will work with each vendor to ensure that all system software is Year 2000 Compliant. In the event that any ACS hardware or software used by ACS relating to the Services fails to operate and such failure is caused by a problem regarding Year 2000 Compliance, ACS will, at its own expense, either correct the non-compliant item(s) or, upon receiving Roadway's consent, replace them with compatible and functionality equivalent item(s) within sixty (60) days of either Roadway's written notice to ACS of the non-compliance or ACS' knowledge of such non-compliance, and in no case later than December 31, 1999. ACS will take all reasonable steps to minimize the impact of any Year 2000 Compliance defect on the continuity and quality of the services. ACS will supply to Roadway ACS's Year 2000 preparedness strategy and ACS's current state of Year 2000 readiness with sufficient detail to allow Roadway to make proper disclosure to the Securities and Exchange Commission as to the potential material adverse effect of the Year 2000 problem.

                  9.6 INDEMNIFICATION.

                  (a) ACS shall indemnify and hold harmless Roadway against any costs, fees or damages solely arising out of any claim by a third party that Roadway's authorized use or possession of the ACS-Provided Software infringes any United States patent, trade secret, copyright or trademark of any third party; provided however, that (i) ACS has sole control of the defense and/or settlement, (ii) Roadway notifies ACS promptly (but no later than ten (10) days upon receipt by Roadway of notice of such claim in writing of each such claim or suit) and gives ACS all information known to Roadway relating thereto, and (iii) Roadway cooperates with ACS in the settlement and/or defense. ACS shall reimburse Roadway for all reasonable out-of-pocket expenses, including reasonable attorney's fees incurred by Roadway in providing any cooperation requested by ACS.

                  (b) If all or any part of the ACS-Provided Software is, or in the opinion of ACS may become, the subject of any claim or suit for infringement of any third party's U.S. trademark or copyright, or if Roadway's use of the Software or Documentation is enjoined, ACS shall, in its sole discretion and at its expense, do one of the following: (i) procure for Roadway the right to use the ACS-Provided Software or the affected part thereof; (ii) replace the ACS-Provided Software or affected part with other suitable software and documentation or (iii) modify the ACS-Provided Software or affected part to make it non-infringing.

                  (c) Roadway shall indemnify and hold harmless ACS against any costs, fees or damages arising out of or relating to any claim by any third party for unpaid invoices for products and/services ordered or received by Roadway prior to the Effective Date, including any matter under the Letter of Intent between the parties.

         SECTION 10.  LIMITATION OF LIABILITIES AND REMEDIES
                      --------------------------------------

                  10.1 DIRECT DAMAGES. For any claim concerning the performance or nonperformance by ACS pursuant to, or the breach by ACS of, or in any other way related to the subject matter of, this Agreement, Roadway shall be entitled to recover actual direct damages to the limit set forth herein. Direct damages shall include, without limitation, Roadway's costs of cover resulting from a breach or failure of performance hereunder, defined to be Roadway's reasonable internal costs and out-of-pocket expenses for obtaining alternative processing or services and charges of outside contractors.

                  10.2 LIMITATIONS OF LIABILITY.

                  (a) ACS's cumulative liability for damages (regardless of the form of action, whether in contract or in tort and excluding any Service Level Credits) shall in no event exceed the greater of $[18 million] or the amount paid by Roadway to ACS during the preceding ten (10) Periods (or the first ten
(10) Periods of scheduled payments by Roadway if this Agreement has not been in effect for ten (10) Periods following the Effective Date). Notwithstanding the foregoing, the above limits of liability shall not apply to damages covered under SECTIONS 7.1, 9.3 AND 9.6.

                  (b) IN NO EVENT WILL ACS OR ROADWAY BE LIABLE FOR ANY


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

LOSS OF PROFITS OR OTHER INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR FOR ANY CLAIM AGAINST THE OTHER PARTY BY ANY OTHER PARTY UNLESS SUCH CLAIM IS EXPRESSLY INDEMNIFIED HEREUNDER.

                  10.3 FORCE MAJEURE. Without limiting ACS's obligations to provide disaster recovery services as described in SCHEDULE 2.1, neither party shall be liable for any failure to perform its obligations under this Agreement if prevented from doing so by a cause or causes beyond its control. Such causes include strikes, Acts of God or the public enemy, fires, floods, storms, earthquakes, riots, war or war operations, restraints of government or other cause or causes which could not, with reasonable diligence, be controlled or prevented by the party. A party's excuse of performance under this paragraph shall continue only so long as the cause preventing the performance continues or the party could with reasonable diligence have resumed performance through alternative means or otherwise.

         SECTION 11. ERRORS AND OMISSIONS
                     --------------------

                  Roadway is responsible for the correctness and accuracy of the data it submits to ACS. ACS shall not be responsible for errors in processing or output due to errors in such data. ACS shall regularly perform backups and off-site file storage in accordance with the policies and practices set out in SCHEDULES 2.1 AND 2.4 or as required to meet the appropriate Service Levels.

         SECTION 12. TITLE TO PROPERTY
                     -----------------

                  Roadway does not transfer hereby to ACS any title or ownership right or interest in or to any data or programs provided by Roadway to ACS or any intellectual property rights therein. Except to the extent expressly set out in separate written transfer, assignment, consent or other conveyance documents, neither party transfers or will transfer hereunder rights under any licenses to Third-Party Software. ACS is hereby granted a fully-paid, non-exclusive, non-transferable license, without the right to sublicense, in programs owned by Roadway solely for the purpose of performing the Services hereunder. All ownership rights in any modifications to such Roadway programs whether made by Roadway or ACS, and all intellectual property rights therein, shall belong to Roadway. ACS hereby assigns any such intellectual property rights which it may obtain to Roadway. All Roadway equipment on ACS premises will be properly identified as Roadway property.

         SECTION 13. RISK OF LOSS, INSURANCE ON EQUIPMENT
                     ------------------------------------

                  13.1 ROADWAY RISK OF LOSS. All risk of loss from whatever cause, including theft, destruction and damage, to equipment which is furnished by ACS for use at Roadway locations (other than those locations leased by ACS from Roadway) is assumed by Roadway. Roadway will procure and maintain, at its expense, casualty insurance with extended coverage, on all such equipment. Equipment will be insured for its replacement value, for the full Term of this Agreement. Public liability insurance for death, bodily injury and property damage resulting from ownership, maintenance, use or operation of equipment shall also be obtained by Roadway. All such insurance shall name ACS as an additional insured, shall be in reasonable amounts and with reputable insurers rated at least A by A.M. Best and Company and shall provide that the same may not be materially modified, altered or canceled except with notice to ACS. Roadway shall deliver to ACS, at least fifteen (15) days prior to the Effective Date a copy of its insurance policies then in effect. In the event of failure on the part of Roadway to provide such insurance, ACS may, at its option, provide such insurance and add the amount of the premiums to the periodic rental charged to Roadway for such equipment.

                  13.2 ACS RISK OF LOSS. All risk of loss from whatever cause, including theft, destruction and damage, to equipment which is furnished by Roadway for use at ACS locations (other than those locations leased by Roadway from ACS) is assumed by ACS. ACS will procure and maintain, at its expense, casualty insurance with extended coverage, on all such equipment. Equipment will be insured for its replacement value, for the full Term of this Agreement. Public liability insurance for death, bodily injury and property damage resulting from ownership, maintenance, use or operation of equipment shall also be obtained by ACS. All such insurance shall name Roadway as an additional insured, shall be in reasonable amounts and with reputable insurers rated at least A by A.M. Best and Company and shall provide that the same may not be materially modified, altered or canceled except with notice to Roadway. ACS shall deliver to Roadway, at least fifteen (15) days prior to the Effective Date a copy of its insurance policies then in effect. In the event of failure on the part of ACS to provide such insurance, Roadway may, at its option, provide such insurance and deduct the amount of the premiums from the periodic payments due ACS.

         SECTION 14. DISPOSITION OF DATA
                     -------------------

                  All data, programs, storage media, and other materials furnished by Roadway to ACS in connection with this Agreement and all data used by ACS to set up the operating environment and to perform the Services shall be returned or provided (as the case may be) by ACS to Roadway or delivered to Roadway's designee upon the termination or expiration of this Agreement, unless Roadway requests that ACS otherwise dispose of any of such items. Upon request, Roadway shall be entitled to receive copies of any such data, programs or other materials at any time during the Term. Roadway shall remain liable for all charges imposed under SCHEDULES 6.1 OR 8.3 as a result of data and/or physical media stored with ACS. ACS shall dispose of the data and media not returned to Roadway in the manner requested by Roadway. Roadway agrees to pay ACS for its out-of-pocket expenses incurred as a result of the disposition of the data and/or media. After termination or expiration, ACS reserves the right to dispose of data and/or media stored by Roadway with ACS if Roadway has not utilized ACS facilities and equipment at any time during a continuous period of at least ninety (90) days.

         SECTION 15. GOVERNANCE, DISPUTE RESOLUTION AND ARBITRATION
                     ----------------------------------------------

                  15.1 OPERATIONAL COMMITTEE. Each party will appoint up to five managers to a Operational Committee, whose purpose will be to provide a forum for discussing performance, problems and service needs. The Operational Committee will meet Periodically and no less frequently than Periodically at Roadway's headquarters facility or other location mutually agreed by the parties. The initial members of the Operational Committee are set out on
SCHEDULE 15.1. Each party may change its members of the Operational Committee upon written notice to the other party.

                  15.2 EXECUTIVE COMMITTEE; DISPUTES.

                  (a) Each of the parties will appoint up to three high-level executives, at least one of which will be an officer of such party, to serve on an Executive Committee. The purpose of the Executive Committee will be to review and resolve any dispute which may arise pertaining to the interpretation and the performance of obligations under this Agreement. If a dispute can not be resolved by the relationship managers or the Operational Committee, then either party may request that the Executive Committee meet to seek to resolve the dispute. Roadway shall prepare and circulate minutes for such meetings. ACS will have the right to comment on such minutes before they become final minutes.

                  (b) The Executive Committee will meet as promptly as practicable after a request to discuss the dispute or controversy, cause information to be presented and negotiate in good faith in an effort to resolve the dispute or controversy without the necessity of any formal proceeding relating thereto. No formal proceedings for the resolution of such dispute or controversy may be commenced until either or both of the groups of designated executives on the Executive Committee conclude in good faith that resolution through continued negotiation of the matter in issue is not likely to occur.

                  (c) Each party may change its members of the Executive Committee upon written notice to the other party.

                  15.3 FORMAL DISPUTE RESOLUTION.

                  (a) MEDIATION. If the dispute has not been resolved by negotiation as provided hereinabove, the parties shall endeavor to settle the dispute by mediation (with the participation of at least one officer of each party) under the then current presently effective Center for Public Resources ("CPR") Model Procedure for Mediation of Business Disputes. The neutral third party will be selected from the CPR Panels of Neutrals. If the parties encounter difficulty in agreeing on a neutral, they will seek the assistance of CPR in the selection process.

                  (b) ARBITRATION. Any dispute that shall not have been resolved as hereinabove provided or otherwise by agreement between the parties shall be finally settled by arbitration conducted expeditiously in accordance with the CPR Rules. Arbitration shall be held at Cleveland, Ohio or such other place as the parties shall agree. Upon request of either party for arbitration in accordance with this section, the appropriate representatives of each party shall attempt to agree on a single arbitrator. If no agreement is reached within thirty (30) days of the request, each party shall, within ten (10) days thereafter appoint a single arbitrator. The two arbitrators so appointed shall select a third arbitrator and all decisions thereafter shall be made by a majority of the arbitrators. The parties shall share equally in the fees and costs charged by the arbitrator(s) and shall act in good faith to avoid unnecessary fees and costs. Unless otherwise agreed by the parties, discovery shall be permitted in said arbitration, provided that all discovery is taken within 60 days of commencement of the arbitration proceeding, and each side takes no more than two depositions, and serves only a reasonable number of interrogatories and document requests to be determined by the arbitrator. Any award rendered in arbitration shall be limited to those remedies available to any court of competent jurisdiction. The award rendered through arbitration shall be final and binding upon the parties and judgment thereon may be entered in any court of competent jurisdiction for execution.

         SECTION 16. CERTAIN OBLIGATIONS REGARDING THIRD-PARTY SOFTWARE
                     --------------------------------------------------

                  16.1 ROADWAY OBLIGATIONS.

                  (a) Roadway may add or delete applications from the Services being provided hereunder. Any Third-Party Software which Roadway purchases or licenses during the Term shall be treated as Roadway-Provided Software and
SCHEDULE 2.10 shall be amended accordingly with installation Services occurring at no cost to Roadway. Unless otherwise agreed in writing by the parties, such Software shall be used solely to provide Services to Roadway and Roadway shall be responsible for all license, usage, maintenance and other fees and charges payable as Pass-Through Costs or charges under Administered Contracts with respect to such software, without change in the Base Price. All software license, usage, maintenance and other fees and charges included in the Base Price shall be so indicated on SCHEDULE 2.10 for each software product listed therein.

                  (b) In the event that Roadway desires to add Third-Party Software to SCHEDULE 2.10, ACS will detail to Roadway the one-time acquisition costs, the on-going maintenance costs and the administrative fee to be charged by ACS for such software. Based on such costs, Roadway will have the option of not adding the software, acquiring the software itself or requiring ACS to acquire the software in Roadway's name. If Roadway chooses to add such software, the charges hereunder will be adjusted accordingly.

                  (c) In the event that Roadway chooses to delete software from
SCHEDULE 2.10, the charges hereunder will be adjusted accordingly.

                  16.2 ACS OBLIGATIONS

                  (a) ACS shall obtain all consents, licenses or other rights needed to allow ACS to use all ACS and Roadway-Provided Software that may be required from time to time to provide the Services. ACS shall acquire upgrades and obtain maintenance, support and problem resolution with respect to all such Software, including, without limitation, any data center and systems software utilized by it except to the extent, if any, that Roadway expressly retains or assumes that responsibility in writing.

                  (b) ACS shall endeavor to obtain Third-Party Software in the most economical manner feasible, and if any such Third-Party Software licenses are also used for purposes other than providing Services to Roadway, such as ACS's internal use or for services to other customers of ACS, the related Pass-Through Costs or other charges shall be abated proportionately. ACS agrees that maintenance agreements on all such Third-Party Software will be kept current and in full force and effect unless approved in writing by Roadway. Unless otherwise approved by Roadway in writing, ACS shall keep all such Third-Party Software at version levels that are supported by the vendor. Upon the written request of Roadway and at no additional charge to Roadway, ACS will upgrade any Third-Party Software with any available upgrade.

         SECTION 17. GENERAL
                     -------

                  17.1 AMENDMENT; WAIVER; REMEDIES.

                  (a) No amendment, waiver, alteration or modification of any of the provisions hereof shall be binding upon either party unless signed in writing by the duly authorized representatives of each party. As the parties make authorized changes to the Schedules, the Agreement will be amended accordingly.

                  (b) The services provided under this Agreement are for the sole benefit and use of Roadway and its Affiliates, and shall not be made available to any other persons. Unless expressly provided otherwise herein, all remedies provided for in this Agreement will be cumulative and in addition to and not in lieu of any other remedies available to either party at law, in equity or otherwise.

                  17.2 ASSIGNMENT; BINDING EFFECT. This Agreement may not be assigned by either party without the other's prior written consent; provided, that, Roadway may assign this Agreement to a successor in connection with a sale of all or substantially all of its assets and business. This Agreement shall be binding upon, and inure to the benefit of, any successors or assigns of the parties. Upon a change in control of ACS, Roadway will be able to terminate this Agreement without the payment of any termination fees if, in its reasonable discretion, Roadway does not approve of the new ACS controlling entity. In addition, Roadway may terminate this Agreement without the payment of any termination fees if Roadway determines, in its reasonable discretion, that ACS is not financially viable.

                  17.3 JURISDICTION. This Agreement will be governed by the laws of the State of Ohio. ACS and Roadway agree to jurisdiction and venue in the State and Federal Courts in Ohio.

                  17.4 CONFLICTS. In the event of conflict between these General Terms and Conditions and the Schedules, the Schedules shall prevail.

                  17.5 INTEGRATION; COMPLETE DOCUMENT. Roadway and ACS each acknowledges that it has read the Recitals and these General Terms and Conditions together with the Schedules, which together constitute this Agreement, and understands and agrees to be bound by their terms and conditions. Further, the parties agree that this Agreement is the complete and exclusive statement of the agreement between the parties which supersedes all proposals or prior agreements, oral or written, and all other communications between the parties relating to the subject matter of this Agreement.

                  17.6 NOTICES. Any notices permitted or required hereunder may be given by certified mail, return receipt requested; by telecopy if the receiving machine confirms receipt; or by electronic mail, followed by confirmation either by telecopy or certified mail, to the addresses set out below or any other addresses as to which notice is given.

                  To Roadway:
                                    Roadway Express, Inc.

                                    1077 Gorge Boulevard
                                    Akron, Ohio  44309
                                    Attention: Robert W. Obee
                                            Vice Pres. of Operations, Planning
                                            Engineering
                                    and
                                            Pamela J. Kelley, Dir. of
                                            Information Technology

                  Copy To:          General Counsel

                  To ACS:           Affiliated Computer Services, Inc.
                                    2828 N. Haskell
                                    Dallas, Texas 75204
                                    Attention:  President

                  Copy To:          General Counsel

                  17.7 AUDIT RIGHTS. ACS agrees that internal and external auditors designated by Roadway in writing may, at reasonable times, have such access to ACS's data facilities and its programs, records and procedures relating to the processing of Roadway's data as they may reasonably request for purposes of conducting audits of Roadway's financial condition, results of operations or financial statements. ACS will also provide such auditors with access to its personnel who are responsible for maintaining such programs, practices and procedures. Additionally, ACS will provide reasonable assistance to such auditors and inspectors. ACS will not be required to provide such auditors and inspectors access to data of other ACS customers or the proprietary data of ACS.

                  17.8 EMPLOYEES. With the exception of employees who may be employed by Roadway in accordance with SECTION 8.5 and SCHEDULE 8.5, each party agrees that during the Term and for a Period of thirteen (13) Periods thereafter, it will not, without the consent of the other party, offer employment or employ any person who was an employee of the other party at any time during the Term of this Agreement, without the written consent of the other party.

                  17.9 SEVERABILITY. If any term or provision of this Agreement or the application thereof to any person or circumstance is, to any extent, declared or found to be illegal, unenforceable or void, then both parties will be relieved of all obligations arising under such term or provision, but only to the extent that such term or provision is illegal, unenforceable or void. The validity of the other provisions hereof shall not be affected, and the remainder of this Agreement shall continue in full force and effect.

                  17.10 FURTHER ASSURANCES. Each party agrees that it will execute, deliver or file such further documents, and take such actions, as the other party may reasonably request to carry out the purposes and agreements herein.

                  17.11 SURVIVAL. The covenants and obligations of the parties under SECTIONS 4, 7, 9, 10, 12, 14, 15 AND 17 of this Agreement shall survive the termination or expiration hereof.

                  17.12 CONSENT. Whenever consent of a party is required hereunder, it shall not be unreasonably withheld nor unduly delayed.

                  17.13 COUNTERPARTS. This Agreement may be signed in any number of identical counterparts each of which shall be deemed to be an original, and all of which, when taken together, shall constitute a single Agreement.


AFFILIATED COMPUTER SERVICES, INC.               ROADWAY EXPRESS, INC.



-----------------------------                    -------------------------------
Authorized Signature                             Authorized Signature



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Name (Print or Type)                             Name (Print or Type)



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Title                                            Title


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Date                                             Date



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